EXHIBIT 99.1

Rand Capital Announces Third Quarter Net Asset Value of $3.50 and One Follow-On Investment

  Net Asset Value $3.50 per share, a $0.15 increase (4%) from prior quarter
  Rand has $4.5 million cash on hand
  Rand increased value of Synacor, Inc.
  Rand finalizes discussions with the Small Business Administration (SBA)
  Rand participates in follow-on investment in SOMS Technologies, LLC

BUFFALO, N.Y., Nov. 3, 2011 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital to private companies, announced its financial results for the third quarter ended September 30, 2011, highlighting a strong Balance Sheet with $4.5 million in cash, $4 million in outstanding debt and $27.8 million in assets. The investment firm also reported an ending net asset value of $3.50 per share for the quarter, a $0.15 increase (4%) from June 30, 2011. At the end of the third quarter, Rand's total investment portfolio was valued at $21.7 million, which exceeds its cost basis of $12.2 million, reflecting $9.5 million in net unrealized appreciation.

During the quarter, Rand increased the value of its Synacor, Inc. (Buffalo, NY) (www.synacor.com) investment by $1.5 million to $5.7 million. Synacor powers next-gen portals and TV Everywhere services reaching over 30 million high-speed Internet subscribers worldwide. Synacor disclosed clients include Toshiba, Verizon, Charter, Grande Communications and other cable, telecom, satellite providers, and consumer electronics companies. Synacor's best-of-breed technology solutions deliver video, news, gaming, sports and other value-added services, including Best Buy's Geek Squad technical support, across multiple digital platforms. Daniel Penberthy, Rand's Executive Vice President stated "Synacor is the fastest growing technology business in the Rand portfolio. Rand is pleased to have been one of their founding investors and to assist in their growth."

Rand continued discussions with the SBA regarding our relationship during the past quarter. Previously, Rand discussed creating a new corporate entity similar to our current subsidiary to access the SBIC program, as an alternative to using our current corporate structure to increase the functional life of Rand Capital SBIC, Inc. We reached an agreement with the SBA to continue using our current subsidiary to participate in the SBIC program, which was the less expensive and complicated approach. Under the terms of the agreement, Rand repaid $6 million of existing debt on September 1, 2011. Subsequent to the quarter end, Rand Capital contributed $1 million of capital to Rand Capital SBIC, which is classified as regulatory capital in the SBIC. Concurrently, the SBA approved up to $8 million of leverage under its program, which will be used to invest in new companies or for follow-on investments in current companies. We will use proceeds from exits from our current SBIC portfolio to repay the remaining $4 million of debt.

Allen F. Grum, President of Rand Capital, stated, "Management worked diligently through the SBA financing process and has settled on the most cost effective outcome for Rand and the SBA. This provides Rand with long term access to capital, while satisfying the SBA's mission of job and economic growth."

Also during the quarter Rand made a $102,000 follow-on investment in SOMS Technologies, LLC (Valhalla, NY) (www.microgreenfilter.com) in Series B membership units. SOMS Technologies produces and markets the microGreen Extended Performance Oil Filter. These revolutionary filters employ a patented technology and allow vehicles to reduce engine oil consumption by 70% and oil maintenance costs by 65%. The microGreen filter is currently offered to fleets directly from the company as well as through distributors by calling (877) 757-SOMS. Consumers can purchase the filter through the company's website.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business.  Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

ABOUT SYNACOR

Synacor's innovative technology platforms enable its partners to quickly adapt to the evolving online landscape, driving consumer engagement and generating new revenues through search, content distribution, advertising, value-added services and e-commerce. Synacor is headquartered in Buffalo, NY.  For more information please visit www.synacor.com.

ABOUT SOMS

SOMS microGreen® oil filter is the most advanced technological leap in engine filtration in 30 years.  It replaces a conventional oil filter assembly without requiring any modifications to the engine or filter housing. By continuously filtering a small portion of the engine oil through the patented microfilter system, the microGreen® filtration system allows your vehicle to operate up to 30,000 miles without changing the engine oil. SOMS is headquartered in Valhalla, NY. For more information please visit www.microgreenfilter.com.

CONTACT: Investor Contact:
         Allen F. Grum
         President
         716-853-0802
         pgrum@randcapital.com